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EXHIBIT 99.4

Form of Source Affiliate Agreement

June 27, 2001

SOURCE CAPITAL CORPORATION
8817 East Mission Avenue, Suite D
Spokane, Washington 99212

STERLING FINANCIAL CORPORATION
N. 111 Wall Street
Spokane, WA 99201

Ladies and Gentlemen:

    I have been advised that I may be deemed to be, but do not admit that I am, an "affiliate" of Source Capital Corporation, a Washington corporation ("Source"), as that term is defined in Rule 145 promulgated by the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"). I understand that pursuant to the terms of the Agreement and Plan of Reorganization, dated as of June 27, 2001 (the "Merger Agreement"), by and between Source and Sterling Financial Corporation, a Washington corporation ("Sterling"), Source plans to merge with and into Sterling Interim Corporation, a Washington corporation in formation that will be a wholly-owned second-tier subsidiary of Sterling (the "Merger").

    I further understand that as a result of the Merger, I may receive shares of Sterling common stock, par value $1.00 per share ("Sterling Stock") (i) in exchange for shares of Source common stock, no par value per share ("Source Stock") or (ii) as a result of the exercise of options under the Source Stock Option Plans (as defined in the Merger Agreement).

    I have carefully read this letter and reviewed the Merger Agreement and discussed their requirements and other applicable limitations upon my ability to sell, transfer, or otherwise dispose of Sterling Stock and Source Stock, to the extent I felt necessary, with my counsel or counsel for Source.

    I represent, warrant and covenant with and to Sterling that in the event I receive any Sterling Stock as a result of the Merger:

    1.  I shall not make any sale, transfer, or other disposition of such Sterling Stock unless (i) such sale, transfer or other disposition has been registered under the Securities Act, (ii) such sale, transfer or other disposition is made in conformity with the provisions of Rule 145 under the Securities Act (as such rule may be amended from time to time), or (iii) in the opinion of counsel in form and substance reasonably satisfactory to Sterling, such sale, transfer or other disposition will not violate or is otherwise exempt from registration under the Securities Act.

    2.  I understand that Sterling is under no obligation to register the sale, transfer or other disposition of shares of Sterling Stock held by me or on my behalf under the Securities Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

    3.  I understand that stop transfer instructions will be given to Sterling's transfer agent with respect to shares of Sterling Stock issued to me as a result of the Merger and that there will be placed on the certificates for such shares, or any substitutions therefor, a legend stating in substance:

  The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares represented by this certificate may be transferred only in accordance with the terms of a letter agreement, dated            , 2001, between the registered holder hereof and Sterling Financial Corporation, a copy of which agreement is on file at the principal offices of Sterling Financial Corporation.

    4.  I understand that, unless transfer by me of the Sterling Stock issued to me as a result of the Merger has been registered under the Securities Act or such transfer is made in conformity with the provisions of Rule 145(d) under the Securities Act, Sterling reserves the right, in its sole discretion, to place the following legend on the certificates issued to my transferee:

  The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be offered, sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933.

    It is understood and agreed that the legends set forth in paragraphs (3) and (4) above shall be removed by delivery of substitute certificates without such legends if I shall have delivered to Sterling (i) a letter from the staff of the SEC or an opinion of counsel in form and substance reasonably satisfactory to Sterling, to the effect that such legend is not required for purposes of the Act, or (ii) evidence or representations satisfactory to Sterling that the Sterling Stock represented by such certificates is being or has been sold in conformity with the provisions of Rule 145(d).

    I further understand and agree that this letter agreement shall apply to all shares of Source Stock and Sterling Stock that I am deemed to beneficially own pursuant to applicable federal securities law.

Very truly yours,
By
Name:
Accepted this 27th day of June, 2001
SOURCE CAPITAL CORPORATION

By
Name: Title:
STERLING FINANCIAL CORPORATION
By
Name: Title:

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EXHIBIT 99.4